Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

Value Exchange International, Inc. Announces Expected Payment Date for Cash Dividend

July 28, 2021

HONG KONG--(BUSINESS WIRE) --Value Exchange International, Inc. (OTCQB: VEII), a provider of information technology services for businesses in China, Hong Kong, Singapore and Manila, today announced that the expected payment date for the previously announced one time cash dividend of $0.005 per share of Common Stock is July 30, 2021. The cash dividend is payable to shareholders of record of April 16, 2021.

About Value Exchange: Value Exchange International, Inc. (“Company”) is a U.S. public holding company headquartered in Hong Kong, with offices in Shenzhen, Guangzhou, Shanghai, and Beijing China, Manila and Kuala Lumpur. Company provides integrating, market-leading Point-of-Sale/Point-of-Interaction (POS/POI), Merchandising, CRM & Reward, Locational Based (GPS & Indoor Positioning System (IPS)) Marketing, Customer Analytics, and Business Intelligence solutions. Company’s retail POS solutions process tens of millions of transactions per year at approximately 20,000 retail outlets in Asia.

Forward Looking Statements. This press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. There can be no assurance that future dividends will be declared. The declaration of future dividends is subject to approval of the Board of Directors and compliance with state and other legal requirements for declaring and paying a dividend. Declaration of future dividends is also subject to various risks and uncertainties, including: the Company's cash flow and cash needs; compliance with applicable laws and regulations; restrictions on the payment of dividends under existing or future financing arrangements; changes in tax laws relating to corporate dividends; any deterioration in the Company's financial condition or results; and those risks, uncertainties, and other factors identified from time to time in the Company's filings with the Securities and Exchange Commission. Payment of a one-time cash dividend is not indicative of future financial results.

Contact:

Value Exchange IR Contact:
Johan Pehrson
Email: ir@value-exch.com
www.value-exch.com
(852) 2950 4288